EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference of our report dated January 4, 2006 on our audits of the consolidated financial statements of Sound Health Solutions, Inc. and Subsidiary as of December 31, 2004 and 2003 and for the years then ended, which report is included in this Report on Form 8-K/A of iVow, Inc. in the following Registration Statements on Form S-3 and Form S-8 previously filed by iVow, Inc. with the Securities and Exchange Commission pursuant to the Securities Act of 1933: the Registration Statements on Form S-3 with File Nos. 333-128216 and 333-116940 and the Registration Statements on Form S-8 with File Nos. 333-123060, 333-109478, 333-85380 and 333-30591.

/s/ J. H. Cohn LLP

San Diego, California
January 17, 2006